UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

UserTesting, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

91734E101

(CUSIP Number)

November 10, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS StepStone Group LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,680,906
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,680,906

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,680,906
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Global Partners VII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,860,390
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,860,390

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,860,390
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Global Partners VII-C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 275,958
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 275,958

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,958
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC General Partner VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,136,348
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,136,348

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,136,348
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Opportunities III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,677,285
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,677,285

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,285
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Opportunities General Partner III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,677,285
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,677,285

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,285
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Secondaries Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,204,266
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,204,266

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,204,266
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Secondaries General Partner III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,204,266
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,204,266

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,204,266
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Secondaries Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,631,482
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,631,482

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,631,482
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC Secondaries General Partner IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,631,482
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,631,482

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,631,482
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone IL Special II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,031,525
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,031,525

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,031,525
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone VC IL GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,031,525
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,031,525

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,031,525
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a).	Name of Issuer:

UserTesting, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

114 Townsend Street

San Francisco, CA 94107

Item 2(a).	Names of Persons Filing:

The name of the persons filing this report (the “Reporting Persons”) are:

(i)	StepStone Group LP (“StepStone”);

(ii)	StepStone VC Global Partners, VII-A, L.P. (“Global Partners VII-A”);

(iii)	StepStone VC Global Partners VII-C, L.P. (“Global Partners VII-C”)

(iv)	StepStone VC General Partner VII, L.P. (“Partners VII GP”);

(v)	StepStone VC Opportunities III, L.P. (“Opportunities III”);

(vi)	StepStone VC Opportunities General Partner III, L.P. (“Opportunities III GP”);

(vii)	StepStone VC Secondaries Fund III, L.P. (“Secondaries Fund III”);

(viii)	StepStone VC Secondaries General Partner III, L.P. (“Secondaries III GP”);

(ix)	StepStone VC Secondaries Fund IV, L.P. (“Secondaries Fund IV”);

(x)	StepStone VC Secondaries General Partner IV, L.P. (“Secondaries IV GP”);

(xi)	StepStone IL Special II, L.P. (“IL Special,” and together with Global Partners VII-A, Global Partners VII-C, Opportunities III, Secondaries Fund III, and Secondaries Fund IV, the “Funds”); and

(xii)	StepStone VC IL GP II, LLC (“IL Special GP”).

Partners VII GP is the general partner of Global Partners VII-A and Global Partners VII-C, Opportunities III GP is the general partner of Opportunities III, Secondaries III GP is the general partner of Secondaries Fund III, Secondaries IV GP is the general partner of Secondaries Fund IV, and IL Special GP is the general partner of IL Special. StepStone is the investment manager of the Funds. StepStone Group Holdings LLC (“StepStone Group Holdings”) is the general partner of StepStone, and StepStone Group Inc. is the sole managing member of StepStone Group Holdings. The initial Schedule 13G filed by the Reporting Persons inadvertently omitted 3,219,090 shares of Common Stock held by StepStone VC SPV UT, L.P. (“SPV UT”), a fund managed by StepStone. On November 10, 2022, SPV UT distributed the shares of Common Stock to its limited partners, including the 1,031,525 shares distributed to IL Special reported on this Schedule 13G.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of StepStone and the other Reporting Persons is:

4225 Executive Square, Suite 1600

La Jolla, CA 90237

Item 2(c).	Citizenship:

Other than Partners VII GP, each of the Reporting Persons are limited partnerships organized under the laws of the State of Delaware. Partners VII GP is a limited partnership organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (“Common Stock”).

Item 2(e).	CUSIP Number:

91734E101

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13. The ownership percentages are based on 144,713,010 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed October 31, 2022.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: November 15, 2022

STEPSTONE GROUP LP By: StepStone Group Holdings LLC, its General Partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC GLOBAL PARTNERS VII-A, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC GLOBAL PARTNERS VII-C, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC GENERAL PARTNER VII, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro
Chief Legal Officer & Secretary

STEPSTONE VC OPPORTUNITIES III, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC OPPORTUNITIES GENERAL PARTNER III, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC SECONDARIES FUND III, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC SECONDARIES GENERAL PARTNER III, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC SECONDARIES FUND IV, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC SECONDARIES GENERAL PARTNER IV, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE IL SPECIAL II, L.P. By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE VC IL GP II, LLC By: StepStone Group LP, its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary